EXECUTION COPY


                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (the "Agreement"), dated as of December 31, 2003, is by and among COMMERCE ONE OPERATIONS, INC., a Delaware corporation maintaining its principal place of business located at One Market Street, Steuart Tower, Suite 1300, San Francisco, CA 94105 ("Operations"), COMMERCE ONE, INC., a Delaware corporation maintaining its principal place of business located at One Market Street, Steuart Tower, Suite 1300, San Francisco, CA 94105 ("Commerce One" and together with Operations, the "Debtors"), and COMVEST INVESTMENT PARTNERS II LLC, a Delaware limited liability company, as administrative agent and purchaser ("ComVest," the "Administrative Agent" or "Secured Party") for ComVest and DCC Ventures, LLC, a Nevada limited liability company ("DCC" or together with ComVest, the "Purchasers") of Commerce One's Senior Secured Non-Convertible Promissory Notes and Warrants under the terms of that certain Note and Warrant Purchase Agreement dated on or about the date hereof (the "Purchase Agreement"). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

                              W I T N E S S E T H:
                               - - - - - - - - - -


         WHEREAS, Commerce One has offered for sale to the Purchasers, and the Purchasers have purchased from Commerce One, (i) Senior Secured Non-Convertible Promissory Notes of Commerce One in the aggregate principal amount of Five Million Dollars ($5,000,000) (the "Notes") and (ii) Warrants to purchase shares of common stock, par value $.0001 per share, of Commerce One (the "Warrants") under the terms of the Purchase Agreement;

         WHEREAS, under the terms and conditions of the Purchase Agreement, the Purchasers have purchased the Notes and Warrants dated the date hereof and as set forth in Exhibits A and B, respectively, annexed hereto and made a part hereof, with payment of the Notes and any other obligations of Commerce One to the Purchasers, and each of them, to be secured as provided for in the Purchase Agreement;

         WHEREAS, under the terms and conditions of the Purchase Agreement, in order to induce the Purchasers to purchase the Notes and Warrant, (i) Operations agreed to execute and deliver to the Secured Party a Guaranty as of even date herewith (the "Guaranty"), pursuant to which Operations has agreed to guarantee the full repayment of the Notes and all other obligations of Commerce One under the Purchase Agreement and (ii) the Debtors agreed to execute and deliver to the Secured Party this Security Agreement granting the Secured Party a first perfected priority lien and security interest in the Collateral (as described below) to secure the Debtors' respective payment and other obligations under the Purchase Agreement, the Notes and other Closing Documents;

         WHEREAS, the Purchasers have appointed ComVest as Administrative Agent to act on behalf of the Purchasers pursuant to the terms and conditions set forth in detail in the Purchase Agreement and below, and expressly agree that the Administrative Agent will be deemed the


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Secured Party for purposes of administering the security interests granted to the Purchasers pursuant to the terms and conditions set forth in detail below;

         NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Creation of Security Interest; Term.

                  In order to induce the Purchasers to enter into the Purchase Agreement and purchase the Notes and Warrants, the Debtors hereby unconditionally and irrevocably grant to the Secured Party a first perfected priority lien and security interest in the Collateral described in Section 2 hereof (the "Collateral") to secure Debtors' prompt payment (alone, the "Indebtedness"), performance and discharge in full of all of their respective obligations under the Purchase Agreement, the Notes, the Guaranty, the Pledge Agreement, this Agreement and any other instruments entered into in connection with and any further amounts which, pursuant to the Purchase Agreement and/or any other security documents relating to the Notes, may be deemed to be a part of and/or added to such obligations (together with the Indebtedness, the "Obligations"). Upon the earlier of (i) the payment, performance and discharge in full of all Obligations, (ii) Conversion of the Notes or (iii) sale of the SRM Assets and/or the Perfect Commerce Note in accordance with Section 8 of this Agreement, the security interest granted herein shall expire and so shall this Agreement. The Secured Party's security interest shall have priority and be superior to all other interests in the Collateral and shall rank senior in lien priority to any existing or future indebtedness of the Debtor, other than the Permitted Liens and the CambridgePark Indebtedness. For purposes hereof, "CambridgePark Indebtedness" shall mean the payments due by Commerce One to CambridgePark Investors Limited Partnership ("CambridgePark") in the aggregate amount of Seven Hundred and Fifty Thousand Dollars ($750,000), the repayment of which is secured by a security interest in certain accounts receivable of Commerce One, in accordance with the Settlement Agreement, dated as of June 6, 2003, by and between Commerce One and CambridgePark. For the purposes hereof, "Permitted Liens" shall mean (i) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Debtors maintain adequate reserves, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of Debtors' respective business which are not overdue for a period of more than thirty (30) days of which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained by Debtors; (iii) liens to secure payment of workers' compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of Debtors' respective businesses; (iv) deposits to secure performance of bids, trade contracts (other than for borrowed money), contracts for the purchase or property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of the Debtors' respective businesses and not representing an obligation for borrowed money; (v) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the Debtors' respective businesses; (vi) liens arising by virtue of any contractual (which shall be subject to standard and customary terms used in the banking industry), statutory or common law provision relating to banker's liens, rights or set-off


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or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution ; (vii) licenses and sublicenses granted in the ordinary course of business, (viii) liens (including with respect to capital leases) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by either or both Debtors or their respective subsidiaries incurred for financing equipment, so long as such lien is confined to such equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds thereof), and
(ix) the liens securing the CambridgePark Indebtedness.

         2. Collateral. The Collateral shall consist of the following:

                  (a) all tangible and intangible assets of both Debtors used in connection with the development, operation and maintenance of that portion of the Debtors' business that provides supplier relationship management (SRM) business process applications (the "SRM Business"), including but not limited to
(i) inventory, both now owned and hereafter acquired, including raw materials, work in process, finished goods, supplies and other tangible personal property held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the SRM Business, and any additions and accession thereto and substitutions and replacements for any thereof, wherever located,
(ii) Debtors' intangible personal property, cash on hand and cash in and deposits with banks or other financial institutions, whether now owned or hereafter acquired, including, without limitation, all accounts, contract rights, goods, chattel paper, documents, instruments and general intangibles; all tax refunds to which either Debtor may be or become entitled in connection with the SRM Business; (iii) all existing and future accounts receivable of the Debtors and their respective direct and indirect subsidiaries in connection with the SRM Business; (iv) all contracts, shares of stock, bonds, notes, evidences of indebtedness and other securities, bills, notes, interests in life insurance policies, copyrights, goodwill, trade names, trademarks, trademark applications, patents, patent applications, copyrights, blue prints, drawings, claims, credits, choses in action, licenses, permits, franchises and grants, any and all tangible and intangible products, discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, data and software source code whether or not registrable or patentable under statute, whenever made, conceived, reduced to practice, learned or developed by or for the Debtors in connection with the SRM Business; and (v) all other real, personal and mixed (tangible and intangible) property and rights related thereto, of every character and wherever situated, now owned and hereafter acquired by the Debtors, including, without limitation, equipment, machinery, vehicles, tools, furniture, fixtures, all attachments, accessions and other property used in connection with the SRM Business, all additions, enlargements, extensions, modifications, repairs, substitutions and replacements thereof, wherever located (collectively, the "SRM Assets");

                  (b) all rights and obligations of Operations under the promissory notes, dated January 24, 2003, issued by eScout LLC and eScout Acquisition LLC (a/k/a Perfect Commerce) in favor of Operations, in the aggregate principal amount of Two Million One Hundred Eighty-Two Dollars ($2,000,182) (together, the "Perfect Commerce Note");

                  (c) all present and future books of account of the Debtors of every kind or nature, invoices, purchase and sale agreements, ledger cards, bills or lading and other


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shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the SRM Business or the Perfect Commerce Note, together with tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in which the foregoing are stored; and

                  (d) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds for property damage or personal injury related to the SRM Business and all claims against third parties for loss or damage to or destruction of any of the foregoing.

Notwithstanding the foregoing, the security interest granted herein does not extend to, and the term "Collateral" does not include, (i) any license or contract rights to the extent the granting of a security interest in it would be contrary to applicable law or that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only to the extent such consent has not been obtained) (ii) the assets identified on the Disclosure Letter attached hereto and hereby made a part hereof and (iii) that portion (if any) of the capital stock (or other equity interests of such subsidiary) owned by Debtors with a jurisdiction of formation located outside of the United States that is in excess of Sixty-Five Percent (65%) of the aggregate issued and outstanding capital stock (or other equity interests of such subsidiary) .

         3. Payment Obligations of the Debtors.

                  (a) The Debtors shall, to the extent applicable to each of them, pay to the Purchasers any sum or sums due or which may become due pursuant to the Note, the Guaranty, the Pledge Agreement or this Agreement, payable to the order of each of the Purchasers in the principal amount, together with accrued interest thereon, in accordance with the terms of the Notes. The Debtors shall also perform and discharge in full of all of their other respective Obligations.

                  (b) Debtors shall account fully and faithfully to the Secured Party for proceeds from disposition of the Collateral in any manner, as reasonably requested by the Secured Party, and, following an Event of Default (as defined below) hereunder, shall pay or turn over promptly in cash, negotiable instruments, drafts, assigned accounts or chattel paper all the proceeds from each sale to be applied to Debtors' respective Obligations to the Secured Party, subject, if other than cash, to final payment or collection. The manner in which such proceeds are applied to the Obligations shall be in the sole discretion of the Secured Party, provided such application of proceeds is made by the Secured Party in good faith and in accordance with Section 7 hereof.

                  (c) Following an Event of Default hereunder, the Debtors shall pay to the Secured Party on demand all reasonable expenses and expenditures (including, but not limited to, reasonable fees and expenses of legal counsel) incurred or paid by the Secured Party in exercising or protecting its interests, rights and remedies under this Agreement, plus penalties thereon at the lesser of (i) the per diem rates described in the Note or (ii) the highest rate of interest then allowed by law.


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                  (d) If requested by the Secured Party, the Debtors shall pay immediately the entire unpaid principal amounts of the Note, together with accrued interest thereon, to the Purchasers whether created or incurred pursuant to this Agreement or otherwise, upon the occurrence and during the continuance of an Event of Default hereunder.

         4. Representations, Warranties and Covenants of the Debtors. Each of the Debtors hereby represents and warrants to, and covenants with, the Purchasers and the Secured Party that:

                  (a) All information supplied and statements made by such Debtor in any financial, credit or accounting statement or provided to the Purchasers and/or the Secured Party prior to, contemporaneously with or subsequent to the execution of this Agreement are and shall be true, correct, complete, valid and genuine in all material respects as of the date made.

                  (b) Subject to Section 8 hereof and as otherwise set forth in the Pledge Agreement, the Collateral shall remain in such Debtor's possession or control at all times at such Debtor's risk of loss until (i) sold, licensed or otherwise disposed of in the ordinary course of business or as otherwise contemplated by the Purchase Agreement and Note, provided that the Secured Party shall be granted a security interest in the proceeds and other consideration received for such Collateral in accordance with Section 2 hereof, or (ii) as authorized in writing by the Secured Party.

                  (c) Subject to Section 8 hereof, until an Event of Default, such Debtor may use the Collateral in any lawful manner not inconsistent with this Agreement or with the terms or conditions of any policy of insurance thereon and may also sell, license or otherwise dispose of the Collateral in the ordinary course of business or as otherwise contemplated by the Purchase Agreement and Note. The Secured Party's security interest shall attach to all proceeds of sales, licenses and other dispositions of the Collateral in accordance with Section 2 hereof.

                  (d) Such Debtor shall promptly notify the Secured Party in writing of any change in the location of its chief executive office and principal place of business as set forth in the introduction to this Agreement.

                  (e) Such Debtor shall pay prior to delinquency all material taxes, charges, liens and assessments against the Collateral, except those that such Debtor is contesting in good faith and for which adequate accruals have been made, and upon such Debtor's failure to do so after ten (10) days' prior written notice, the Secured Party at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Such payment shall become part of the Obligations secured by this Agreement and shall be paid to the Purchasers by such Debtor immediately and without demand, with interest thereon at the rate set forth in Section 3(c) hereof.

                  (f) Such Debtor shall have and maintain insurance at all times with respect to all Collateral against risks of fire, theft and such other risks as is reasonable for its business and as the Secured Party may reasonably require (but in no event shall such Debtor be obligated to insure such Collateral in an amount greater than the replacement value thereof), including extended coverage. Within ten (10) days after the date hereof, such Debtor shall amend such insurance policies to contain a standard mortgagee's endorsement providing for payment of any


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loss to the Secured Party and to provide for twenty (20) days' written minimum cancellation notice to the Secured Party. Following an Event of Default, subject to the provisions of Section 7 hereof, the Secured Party may act as attorney for such Debtor in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts drawn by insurers of the Collateral. The Secured Party may apply any proceeds of such insurance which may be received by it in payment on account of the obligations secured hereby, whether due or not.

                  (g) Such Debtor shall, at its own expense, do, make, procure, execute and deliver all acts, things, writings and assurances as the Secured Party may at any time reasonably request to protect, assure or enforce its interests, rights and remedies created by, provided in or emanating from this Agreement, including with respect to filings with the Patent and Trademark Office. Such Debtor shall execute financing statements and take whatever other actions are reasonably requested by the Secured Party to perfect and continue the Secured Party's security interests in the Collateral. In addition, such Debtor shall use its best efforts to take all appropriate action (including but not limited to all appropriate action requested by the Secured Party) to perfect the Secured Party's security interest for any liens which may not be perfected by the filing of a Form UCC-1 (including but not limited to filings with the U.S. Patent and Trademark Office). Prior to an Event of Default and upon the reasonable request of the Secured Party for purposes of perfection only, such Debtor shall deliver to the Secured Party any and all of the documents evidencing or constituting the Collateral, and such Debtor shall note the Secured Party's interests upon any and all of such documents if not delivered to the Secured Party for possession by it. Further, such Debtor hereby agrees not to take any action or, to its knowledge, omit to any action, that would cause the security interests granted hereby to be or become unperfected. Upon the occurrence and during the continuance of an Event of Default and upon the reasonable request of the Secured Party for purposes of enforcing the Secured Party's rights hereunder, such Debtor shall deliver to the Secured Party any and all of the documents evidencing or constituting the Collateral. Such Debtor hereby agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement where permitted by law.

                  (h) Except in the ordinary course of business, as provided for in this Agreement, the Purchase Agreement or the Note or as otherwise authorized by the Secured Party in writing by a Majority Vote (as defined in Section 9 hereof), such Debtor shall not sell, lend, license, rent, lease or otherwise dispose of the Collateral or any interest therein, and such Debtor shall keep the Collateral, including the proceeds thereof, free from unpaid charges, including taxes, and from liens, encumbrances and security interests other than the security interests created by this Agreement in favor of the Secured Party (and Permitted Liens) .

                  (i) Such Debtor shall keep accurate and complete records of the Collateral and its proceeds.

                  (j) Such Debtor has good and valid rights in and title to the Collateral and has the full power and authority to grant to the Secured Party the security interests in the Collateral created by this Agreement and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.


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                  (k) Except as set forth on Schedule 4(k) hereof, such Debtor is the owner of the Collateral free of all liens, claims and encumbrances, except (i) the security interest created by this Security Agreement and granted in favor of the Secured Party and (ii) the Permitted Liens.

                  (l) Except as set forth on Schedule 4(l), with respect to any and all Collateral, such Debtor has not obtained and is not in the process of applying for any patents, trademarks or copyrights in the United States Copyright Office, the Patent and Trademark Office (or other foreign jurisdictions related to such filings). Such Debtor shall notify the Secured Party at least thirty (30) days prior to the filing of any initial patent, trademark or copyright applications with respect to the Collateral and will provide the Secured Party with all information necessary to assist the Secured Party in perfecting its security interest in the Collateral prior to the filing of any patent, copyright or trademark applications.

                  (m) Such Debtor agrees that the Secured Party holds the Collateral as agent for the Purchasers, and is hereby authorized to and may turn over to the Purchasers upon request therefor any such Collateral after all obligations and indebtedness of Debtors to the Secured Party have been fully paid and performed. Notwithstanding the foregoing, the Debtors hereby acknowledge and agree that in terms of payments in respect of the Notes and from the proceeds of any Collateral, each Purchaser shall be treated ratably in accordance with its pro rata share of the Notes based upon the ratio of the then outstanding principal amount of Purchaser's Note to the outstanding principal balance of all of the Notes ("Pro Rata Share") and the Debtors shall execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of the Secured Party to effectuate the provisions and purposes of the provisions of Section 7 hereof.

                  (n) As to that portion of the Collateral which is accounts, such Debtor represents, warrants and agrees with respect to each such account that:

                           (i) The account arose from the performance of
                  services by such Debtor which have been performed or from the lease or the absolute sale of goods or provision of services by such Debtor in which such Debtor had the sole and complete ownership, and the goods or services have been delivered or provided to, as the case may be, the account debtor.

                                    (ii) The account is not subject to any prior
                  or subsequent assignment, claim, lien or security interest other than (i) the security interest created by this Security Agreement and granted in favor of the Secured Party and (ii) the Permitted Liens.

                                    (iii) The account arose in the ordinary
                  course of such Debtor's business, and no notice of bankruptcy, insolvency or financial embarrassment of the account debtor has been received by such Debtor.

                  (o) The assets listed on the Disclosure Letter attached hereto are not used primarily in the SRM Business.


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                  (p) Upon the occurrence of an Event of Default, and upon the request of the Secured Party, the Debtors shall use their best efforts (with the cooperation of the Secured Party) to obtain the consent of eScout LLC and eScout Acquisitions LLC to transfer the Perfect Commerce Note to the Secured Party.

         5. Events of Default. The Debtors shall be in default under this Agreement upon the happening of any condition or event set forth below (each, an "Event of Default"):

                  (a) The occurrence of any Event of Default (as defined in the Notes) that is not cured within any applicable cure period;

                  (b) Failure of Operations to pay any amounts due under the Guaranty as and when due;

                  (c) Application for, or consent to, the appointment of a receiver, trustee or liquidator for Operations or any of its properties;

                  (d) Filing by Operations of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors;

                  (e) The entry against Operations of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days;

                  (f) With respect to any instrument or agreement for borrowed money to which Operations is a party, (i) an event of default has occurred and has been declared by any third party to such instrument or agreement, the amount of the declared default exceeds Fifty Thousand Dollars ($50,000), and such third party has accelerated any payments due under such instrument or agreement or
(ii) an event of default has occurred and has been declared by any third party to such instrument or agreement, the amount of the declared default exceeds Three Hundred Thousand Dollars ($300,000), and Operations is not actively disputing such declaration of default after making a good faith determination, with advise of its legal counsel, that such amount is not due and that Operations has valid and reasonable defenses against non-payment of such amount;

                  (g) Operations agrees to pay in full settlement of any litigation, proceeding or action, or a judgment is entered by a court of competent jurisdiction with respect to any litigation, proceeding or action involving Operations (other than any settlement entered into or judgment entered with respect to obligations incurred by Operations in the ordinary course of business and which were accrued for on the balance sheet of Operations in the ordinary course of business), of at least Five Hundred Thousand Dollars ($500,000) in any one instance or One Million One Hundred Thousand Dollars ($1,100,000) in the aggregate, in each case that is not covered by any insurance maintained by Operations

                  (h) The security interest created hereunder shall cease to be a valid


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first priority security interest in the Collateral (subject to the Permitted
Liens);

                  (i) Any material provision of this Agreement, the Purchase Agreement or any other

Closing Documents for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Commerce One or Debtor shall challenge the enforceability of any such document); or

                  (k) The creation of any liens (other than (i) the security interest created by this Agreement and granted in favor of the Secured Party or
(ii) the Permitted Liens) without the prior written consent of the Secured Party in accordance with Section 9 hereof.

         6. Secured Parties' Rights and Remedies.

                  (a) Rights Exclusive of Default. Until the termination of this Agreement, upon reasonable notice to the Debtors:

                           (i) The Secured Party may enter each Debtor's
                  premises at any reasonable time during such Debtor's usual business hours without interruption of such Debtor's business and without any breach of the peace to inspect the Collateral and such Debtor's books and records pertaining to the Collateral, and such Debtor shall assist the Secured Party in making any such inspection; and

                           (ii) At its option, the Secured Party may (x) agree
                  to discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral;
                  (y) pay for the insurance on the Collateral; and (z) pay for the maintenance and preservation of the Collateral. Such Debtor agrees to reimburse the Secured Party on demand for any payment made, or expense incurred by the Secured Party pursuant to the foregoing authorization, plus interest thereon at the rate set forth in Section 3(c) hereof, and will indemnify and hold the Secured Party harmless from and against liability in connection therewith.

                  (b) Rights in Event of Default. In addition to any other rights which the Secured Party may have at law or hereunder, upon the occurrence and during the continuation of an Event of Default, and at any time thereafter that such Event of Default remains uncured, the Secured Party may:

                           (i) Declare all obligations secured hereby
                  immediately due and payable and shall have the rights and remedies of a "secured party" under the UCC in effect in the local jurisdiction where the Collateral is located, including, without limitation, the right to sell, lease or otherwise dispose of any or all of the Collateral and the right to take possession of the Collateral, and for that purpose the Secured Party may enter any premises on which the Collateral or any part thereof may be situated and remove the same therefrom, so long as the same may be accomplished without a breach of the peace. The Secured Party may require the Debtors to assemble the Collateral and, to the extent reasonably practicable, make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to the parties and thereafter hold the


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                  Collateral absolutely free from any claim or right whatsoever, and such demand, notice and right or equity being hereby expressly waived and released. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party will send the Debtors reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to the Debtors at least ten (10) days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include the Secured
                  Party's reasonable fees and expenses (including, but not limited to, reasonable fees and expenses of legal counsel), and the Debtors agree to pay such reasonable fees and expenses, plus interest thereon at the rate set forth in
                  Section 3(c) hereof. The Debtors shall remain jointly and severally liable for any deficiency hereunder or under the Note;

                           (ii) Execute, sign, endorse, transfer or deliver in
                  the name of the Debtors, notes, checks, drafts or other instruments for the payment of money and receipts, certificates of origin, applications for certificates of title or any other documents, necessary to evidence, perfect or realize upon the security interest and obligations created by this Agreement.

                           (iii) With respect to any such asset constituting
                  Collateral, notify the account of debtors or obligors of any accounts, chattel paper, negotiable instruments or other evidences of indebtedness remitted by the Debtors to the Secured Party as proceeds to pay the Secured Party directly;

                           (iv) Demand, sue for, collect or make any compromise
                  or settlement with reference to the Collateral as the Secured Party, in its sole discretion, chooses; and

                           (v) Remedy any default and may waive any default
                  without waiving or being deemed to have waived any other prior or subsequent default.

                  (c) Private Sale. The Secured Party shall not incur any liability as a result of a private sale of the Collateral, or any part thereof, at any sale pursuant to Section 6(b) hereof conducted in good faith. The Debtors hereby waive any claims against the Secured Party arising by the reason of the fact that the price at which the Collateral, as the case may be, may have been sold at such private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree.

                  (d) Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 6 are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Debtor shall remain liable for any deficiency.

         7. Intercreditor Arrangement.


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                  (a) ComVest Investment Partners II LLC, as the "Administrative
Agent" agrees, as to the certain rights and priorities of each with respect to the Obligations and with respect to their respective liens upon and security interest in the Collateral, to provide for the orderly sharing among the Secured Party of the proceeds of such Collateral upon any foreclosure thereon or other disposition thereof, to the intercreditor arrangement set forth in this Section 7.

                  (b) Payments Held in Trust/Turnover; Application of Payments.

                           (i) In the event that any payment or distribution of
                  assets of the Debtors, whether in cash, property or securities, which is prohibited by this Agreement, the Notes, the Warrants, the Purchase Agreement, the Registration Rights Agreement, the Guaranty, the Pledge Agreement or the other Closing Documents, shall be received by a Purchaser in contravention of such Closing Documents such payment or distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the other Secured Party for application in accordance with the terms hereof.

                           (ii) All payments of principal, interest, fees and
                  expenses after the issuance of the Notes, and proceeds of the Collateral shall be apportioned ratably among the Secured Party, in accordance with each Purchaser's Pro Rata Share.

                  (c) Permitted Liens and Relative Priorities. As among the Purchasers, and notwithstanding the terms (including the description of Collateral), dating, execution, or delivery of any document, instrument, or agreement; the time, order, method, or manner of granting, attachment or perfection of any security interest or lien; the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any other documents, instruments, or agreements under the UCC or any other applicable law, and any provision of the UCC or any other applicable law to the contrary, the Purchasers agree that the Administrative Agent not individually, but on behalf of all of the Purchasers, shall have a security interest in and lien upon the Collateral. For purposes of the foregoing allocation of priorities, any claim of a right to a setoff shall be treated in all respects as a security interest and no claimed right of setoff shall be asserted to defeat or diminish the rights or priorities provided for herein.

                  (d) No Alteration of Priority. The lien and security interest priorities provided in Section 7(c) hereof shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of any of the Obligations nor by any action or inaction which the Administrative Agent may take or fail to take in respect of the Collateral.

                  (e) Nonavoidability and Perfection. The provisions of this
Section 7 are intended solely to govern the respective priorities as among the Purchasers. Each Purchaser agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, perfection, priority, availability, or enforceability of the liens of the other Purchasers or the Administrative Agent upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise. In the event that any other Purchaser (either individually or together with others) breaches or causes to be breached the terms of the preceding sentence, resulting (directly or indirectly) in the avoidance or imperfection of the Administrative Agent's lien or security interest held on behalf of all of the Purchasers in some or all of the Collateral, then the priority of the lien or security interest of the Secured Party in any such affected Collateral shall continue to be governed by the terms of Section 7(c) hereof irrespective of the avoidance or imperfection of the Administrative Agent's lien or security interest held on behalf of all of the Purchasers.

                  (f) Management of Collateral. Notwithstanding anything to the contrary contained in any of the Notes (with respect to provisions addressing management of Collateral only):

                           (i) Until the Notes have been paid in full and
                  subject to the remaining provisions of this Section 7: (i) the Administrative Agent, on behalf of the Purchasers, shall have the exclusive right to manage, perform, and enforce the terms of the Closing Documents with respect to the Collateral and to exercise and enforce all privileges and rights thereunder in its reasonable discretion and its exercise of its business judgment, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to Collateral, take or retake control or possession of Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate Collateral; (ii) none of the Purchasers shall exercise or take any action in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation: (A) the exercise of any remedies or rights of a "Secured Creditor" under Article 9 of the UCC, such as, without limitation, the notification of account debtors; (B) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral; (C) the exercise of any remedies available to a judgment creditor; or (D) any other remedy available in respect of the Collateral available to such Secured Creditor under any of the Closing Documents (the "Secured Party Remedies") with respect to Collateral; and (iii) any and all proceeds of Collateral which shall come into the possession, control, or custody of the Secured Party will be deemed to have been received for the account of the Administrative Agent and all other Purchasers, and shall be immediately paid over to the Administrative Agent for application in accordance with the provisions hereof. Each Purchaser waives any and all rights to affect the method or challenge the appropriateness of any action by the Administrative Agent with respect to the Collateral other than actions arising out of the gross negligence or willful misconduct of the Administrative Agent, and waives any claims or defenses they may have against the Administrative Agent, including any such claims or defenses based on any actions or omissions of any such person in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation or release of any lien or security interest therein, or any modification or waiver of the Closing Documents specifically relating to the management of the Collateral other than those arising out of the gross negligence or willful misconduct of the Administrative Agent.

                     (ii) The rights and priorities set forth in this Section 7 shall remain binding irrespective of the terms of any plan of reorganization in any proceeding commenced by or against the Debtor under any provision of the United States Bankruptcy Code (11 U.S.C. ss. 101, et seq.), as amended, and any successor statute (the "Bankruptcy Code") or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof (the "Bankruptcy Case") or other provisions of the Bankruptcy Code or any similar federal or state statute.

                  (g) Sale of Collateral. Until the Notes have been paid in full, only the Administrative Agent on behalf of the Purchasers shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of the Collateral; provided, that the proceeds of any given sale shall be applied to the Obligations of each Purchaser in accordance with its Pro Rata Share and no such sale, transfer or other disposition shall be consented to by the Administrative Agent with respect to all or substantially all of the Collateral without the consent of the Secured Party by a Majority Vote (as defined in Section 9 hereof).

                  (h) Sections 9-504 and 9-505 Notice and Waiver of Marshalling. Each Purchaser hereby acknowledges that this Agreement shall constitute notice of the other Purchaser's respective interests in the Collateral as provided by Sections 9-504 and 9-505 of the UCC and each of the Purchasers waives any right to compel the other Purchaser to marshal any of the Collateral or to seek payment from any particular assets of Debtors or from any third party.

                  (i) Bankruptcy Issues.

                           (i) Except as provided in this Section 7(j), this
                  Section 7 shall continue in full force and effect after the commencement of a Bankruptcy Case and shall apply with full force and effect with respect to all Collateral acquired by Debtors, and to all Indebtedness incurred by the Debtors, subsequent to such commencement to the extent consented to by the Purchasers.

                           (ii) If either Debtor shall become subject to a
                  Bankruptcy Case, and if the Administrative Agent shall desire to permit the use of cash collateral or to provide post-petition financing to such Debtor, the Administrative Agent shall obtain the prior written consent of the Purchasers by a Majority Vote (as defined in Section 9 hereof) for such use of cash collateral or post-petition financing. No objection will be raised by the Purchasers to the Administrative Agent's motion for relief from the automatic stay in any proceeding under the Bankruptcy Code to foreclose on and sell the Collateral.

                           (iii) In any Bankruptcy Case by or against the
                  Debtor,

                                    (A) the Administrative Agent may, and is
                           hereby irrevocably authorized and empowered (in its own name or in the name of the

                           Purchasers or otherwise), but shall have no obligation, to, (1) demand, sue for, collect and receive every payment or distribution in respect of the Indebtedness and give acquittance therefor and
                           (2) file claims and proofs of claim in respect of all of the Indebtedness and take such other action (including, without limitation, voting all of the Indebtedness or enforcing any security interest or other lien securing payment of all of the Indebtedness) as the Administrative Agent may reasonably deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent and the Purchasers; provided, that if the Administrative Agent elects not to do any of the foregoing it shall notify each Purchaser in writing in a manner such that such notice is received by the Purchasers on a date no less than ten (10) business days prior to the date any such action is required to be taken under applicable law and regulation and each Purchaser may take all actions necessary thereunder consistent with the terms of this Security Agreement; and

                                    (B) the Purchasers will duly and promptly
                           take such action as the Administrative Agent may reasonably request (1) to collect the Indebtedness and to file appropriate claims or proofs of claim with respect thereto, (2) to execute and deliver to the Administrative Agent such powers of attorney, assignments or other instruments as the Administrative Agent may request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Indebtedness, and (3) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Indebtedness for application to the Purchasers in accordance with this Security Agreement.

                  (j) Notice of Default and Certain Events. Each Purchaser shall send written notice to the other Purchasers upon the occurrence of any of the following as applicable: (a) a request to the Administrative Agent that the Administrative Agent declare any default under such Closing Document, (b) a request to the Administrative Agent that the Administrative Agent accelerate any Indebtedness, or (c) the intention of such Purchaser to exercise any of its enforcement rights or remedies. Each such notice shall be sent to the other Purchasers contemporaneously with the sending of such notice to Debtors if and when sent under the applicable Closing Document. The failure of any Purchaser to give such notice shall not affect the relative lien or security interest priorities or the other privileges of such Purchaser as provided in this Security Agreement or give rise to any liability.

                  (k) Bailment. With respect to any Collateral in which a security interest may be perfected under the UCC or other relevant law only by possession ("Possessory Collateral"), the Administrative Agent will act as pledgeholder for the Purchasers until the payment in full in cash of the Indebtedness. Each Purchaser acknowledges and agrees that: (i) the Administrative Agent makes no representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Possessory Collateral or the security interests in or liens upon any Possessory Collateral; (ii) while any Possessory Collateral is held by the Administrative Agent, the Administrative Agent shall not have any liability to, and shall be held harmless by, the

Purchasers, for any losses, damages, claim, or liability of any kind to the extent arising out of the holding of such Possessory Collateral, other than losses, damages, claims, or liabilities arising out of the Administrative Agent's gross negligence or willful misconduct; (iii) the Administrative Agent need not act as a pledgeholder for the Purchasers with respect to any Collateral in which a security interest may be perfected by means other than possession;
(iv) the Purchasers shall immediately deliver to the Administrative Agent any Possessory Collateral that is now or in the future comes into their possession to be held by the Administrative Agent pursuant to the terms hereof; and (v) the claim of each of the Purchasers in the security interests in and liens upon the Possessory Collateral shall be governed by the terms of this Security Agreement.

                  (l) Authority of Agents/Trustees. Each of the Purchasers agrees that any assignment or transfer of an interest in any of the Indebtedness held by it shall be made expressly subject to the terms and conditions of this Security Agreement.

                  (m) Successor Administrative Agent. The Administrative Agent may resign and be discharged from all further duties and obligations hereunder by giving each of the Purchasers thirty (30) days prior written notice or such shorter notice period as may be agreed between the Administrative Agent and the Purchasers. In addition, the Administrative Agent may be removed at any time by the Purchasers by a Majority Vote (as defined in Section 9 hereof). Upon the resignation or removal of the Administrative Agent, a successor Administrative Agent shall be elected by the Purchasers by a Majority Vote (as defined in Section 8 hereof). Upon the appointment of a successor Administrative Agent, all of the resigning or removed Administrative Agent's liens or security interests held on behalf of all of the Purchasers in some or all of the Collateral shall be assigned to the successor Administrative Agent, and the resigning or removed Administrative Agent shall do all acts necessary or appropriate to accomplish the above to vest in the successor Administrative Agent all of the powers of the resigning or removed Administrative Agent.

         Section 8.  Termination of Security Interests; Release of Collateral.

                  (a) Upon the earliest to occur of (i) a termination event set forth in Section 4(b) of the Notes, (ii) the Conversion of the Note, or (iii) payment in full of all Obligations, the security interest created hereunder shall terminate and all rights in the Collateral, except to the extent applied in payment of the Obligations, shall revert to the Debtors.

                  (b) Upon any such termination of the security interests or release of Collateral, the Secured Party will, at the Debtors' expense, execute and deliver to the Debtors such documents as the Debtors shall reasonably request to evidence the termination of the security interest and/or the release of such Collateral, as the case may be.

                  (c) The Secured Party further agrees to execute without fee or charge (other than reasonable attorney's fees) any releases, acknowledgements or waivers reasonably requested by the Debtors in connection with the sale or encumbrance by Debtors of any asset that does not constitute Collateral.

         9. Modification of Agreement. Except as otherwise expressly provided by this Agreement, the Administrative Agent is hereby authorized to take all actions as the Secured Party under this Agreement (including, without limitation, issuing any consents or approvals), and the Debtors are entitled to rely on any certification, notice or other communications from the Administrative Agent which the Debtors believe to be genuine and correct and to have been signed or sent by or on behalf of the Administrative Agent; provided, however, that no modification, amendment or waiver of any provision of, this Agreement, nor any consent to any departure by the Debtors herefrom, shall in any event be effective unless the same shall be in writing by the Administrative Agent at the direction of a majority in aggregate principal amount of then-outstanding Notes under the Purchase Agreement (the "Majority Vote") and then such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose given; provided, further, however, that, without the written consent of each Purchaser affected thereby, no such action shall (i) reduce the amount of principal or required principal payments due to each holder of Notes beyond one (1) year; (ii) reduce the rate of interest payable to the Purchasers; or (iii) postpone any date fixed for payment of principal. No notice to or demand on the Debtors in any case shall entitle the Debtors to any other or further notice or demand in the same, similar or other circumstances. When any amendment, modification or waiver to this Agreement, the Notes, the Warrants, or the Purchase Agreement, the Guaranty, the Registration Rights Agreement, the Pledge Agreement or other Closing Documents is made in accordance with the terms of this Section 9, such amendment, modification or waiver shall be enforceable against each Purchaser or the Purchasers, as applicable, as if such Purchaser or Purchasers, as applicable, had signed such amendment, modification or waiver. The terms of this Agreement may be amended, modified or waived only in a written instrument signed by the party against whom enforcement may be sought.

         10. Remedies Cumulative, etc. No right, power or remedy herein conferred upon or reserved to the Administrative Agent or the Purchasers is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of the Administrative Agent or the Purchasers pursuant to the Closing Documents or now or hereafter existing at law or in equity or by statute or otherwise shall, to the extent permitted by law, be cumulative and concurrent and shall be in addition to every other right, power or remedy pursuant to this Agreement or the Notes, now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or the Purchasers of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Administrative Agent and the Purchasers of any or all such other rights, powers or remedies.

         11. No Waiver, etc. To the fullest extent permitted by law, no failure or delay by the Administrative Agent or the Purchasers to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, the Purchase Agreement, the Notes, the Warrants, the Guaranty, the Pledge Agreement, the Registration Rights Agreement, or the other Closing Documents, or to exercise any right, power or remedy hereunder or thereunder or consequent upon a breach hereof or thereof, shall constitute a waiver of any such term, condition covenant, agreement, right, power or remedy or of any such breach, or preclude the Administrative Agent or the Purchasers from exercising any such right, power or remedy at any later time or times.

         12. Notices. All notices, demands, requests, consents, approval or instructions hereunder shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, by nationally recognized overnight courier service, or by telecopy (or like transmission), as follows:

           (1) if to the Debtor:

                  One Market Street
                  Steuart Tower, Suite 1300
                  San Francisco, CA 94105
                  Attn:  General Counsel

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Attn:  N. Anthony Jeffries, Esq.

           (2)    if to the Secured Party

                  830 Third Avenue
                  New York, New York 10022
                  Attn:  Carl Kleidman

                  with a copy to:

                  Greenberg Traurig, LLP
                  The MetLife Building
                  200 Park Avenue
                  New York, New York 10166
                  Attn:  Alan I. Annex, Esq.

Any notice personally delivered shall be deemed to be given upon delivery. Any notice so addressed and mailed shall be deemed to be given when so mailed. Any notices addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. Any of the above addresses and telecopy numbers may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

         13. Survival of Agreement. Each representation, warranty, covenant and agreement herein contained, shall survive the making by the Purchasers of the purchase of the Notes and Warrants and the execution and delivery to the Purchasers of the Notes and Warrants, notwithstanding any investigation at any time made by or on behalf of any party, and shall continue in full force and effect so long as any obligation is outstanding and unpaid.

         14. Entire Agreement. This Agreement (including those documents and instruments referred to herein) contains the entire agreement with respect to the transactions contemplated hereby, and supersedes all prior understandings, arrangements and agreements with respect to the subject matter hereof.

         15. Transferability; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and may be assigned only in accordance with Section 14(a) of the Purchase Agreement The Purchasers shall expressly be third-party beneficiaries of this Agreement.

         16. Governing Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with laws of the State of New York, without giving effect to principles of choice of law. The Uniform Commercial Code as in effect in New York shall govern this Agreement. Any action or proceeding arising out of or relating to this Agreement shall be commenced in a federal or state court having competent jurisdiction in the State of New York, and for the purpose of any such action or proceeding, each of the parties and any assignees thereof submits to the personal jurisdiction of the State of New York. The parties hereby irrevocably consent to the exclusive personal jurisdiction of any state or federal court for New York County in the State of New York or the Southern District of New York. The parties hereby waive any objection to venue and any objection based on a more convenient form in any action instituted under this Agreement.

         17. Further Assurances. All property acquired by the Debtor after the date hereof, which by the terms hereof is required or intended to be subjected to the lien of this Agreement, shall, immediately upon the acquisition thereof and without further mortgage, conveyance or assignment, become subject to the lien of this Agreement as fully as though now owned by Debtor and specifically described herein. Nevertheless, the parties will do all such further acts and execute, acknowledge and deliver all such further conveyances, mortgages, financing statements and assurances as the other shall reasonably require for accomplishing the purposes of this Agreement.

         18. Captions. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

         19. Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision and never been contained herein.

         20. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

              [The remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this Security Agreement as of the date first above written.

                                       DEBTORS:

                                       COMMERCE ONE OPERATIONS, INC.

                                       By /s/ Mark B. Hoffman
                                          -------------------------------
                                          Name: Mark B. Hoffman
                                          Title: Chief Executive Officer


                                       COMMERCE ONE, INC.

                                       By /s/ Mark B. Hoffman
                                          -------------------------------
                                          Name:  Mark B. Hoffman
                                          Title: Chief Executive Officer

         IN WITNESS WHEREOF, the undersigned have executed this Security Agreement as of the date first above written.

                                       SECURED PARTY

                                       COMVEST INVESTMENT PARTNERS II
                                       LLC, as Administrative Agent

                                       By:/s/ Harold Blue
                                          -------------------------------
                                          Name:  Harold Blue
                                          Title: President